EXHIBIT 10.11

Northern Ethanol Investments Inc.

193 King Street East, Suite 300

Toronto, ON Canada

M5A 1J5

Tel: (416) 366-5511

Fax: (416) 214-1472

March 20, 2007

Private & Confidential

Mr. Brian Friedrichsen,

President

Quad County Corn Processors Cooperative

6059 159th Street

Galva, Iowa	51020

RE:	Proposed acquisition of the assets of Quad County Corn Processors Cooperative (the “Business”)

Dear Mr. Friedrichsen:

Pursuant to our previous communications, phone conversations and our recent visit to your Iowa ethanol plant, this letter is intended to express the general terms of the proposed acquisition of substantially all of the assets of the Business (the “Proposed Acquisition”). The structure of the Proposed Acquisition shall be determined by our mutual consent subsequent to the date of this letter, taking into account your concern that proceeds received from the sale are to be taxed in the most favourable manner. Northern Ethanol, Inc., a Delaware corporation (“NEI”) shall establish a to be formed Iowa entity (“Newco”) that will be the entity acquiring the Business. Subject to the aforesaid, following are the proposed acquisition terms:

1	PARTIES
1.1	Quad County Corn Processors Cooperative (the “Seller”);

1.2         Newco, a to be formed Iowa entity formed for the purposes of the Proposed Acquisition (the “Buyer”).

2	PURCHASED ASSETS
2.1

The assets being purchased are the assets of the Seller which are to consist of all of the assets owned by the Seller or used in connection with its business operations (the “Purchased Assets”), including, without limitation:

a)	inventory including grain, ethanol and chemicals and supplies (“Inventory”);

1

Quad County LOI – 29.12.2006 (Northern)

358865.16

b)	all land, building and improvements, processing equipment, manufacturing equipment and machinery, computer hardware, software and accessories and office equipment and furniture (“Fixed Assets”);
c)

all receivables, including trade accounts, bioenergy incentive program, margin deposits on futures contracts and other (the “Accounts”) and all rights relating to prepaid expenses (“Prepaid Expenses”);

d)

goodwill and all documents relevant thereto such as lists of customers and suppliers and the exclusive right of the Buyer to represent itself as carrying on the Seller’s business in continuation and succession of the Seller;

e)	the full benefit of all transferable contracts, permits and licenses relating to the Seller including license agreements, purchase orders and equipment leases; and
f)

all other assets of the Seller (including trademarks and other intellectual property) as set forth on the unaudited financial statements of the Seller prepared as of December 31, 2006, (the “2006 Statement”), subject to any accretions or deletions which may be incurred in the ordinary course of the business of the Seller up to the Closing Date.

The Purchased Assets shall exclude the Seller’s cash on hand and on deposit and all insurance policies pertaining to the Business.

2.2

All liabilities of the Seller (whether known or unknown, asserted or unasserted absolute or contingent, accrued or unaccrued, due or to become due) will be assumed by the Buyer other than long term indebtedness or the current portion of long term indebtedness of the Seller. The Seller shall convey the Fixed Assets with full title guarantee, free of any liens, mortgages, encumbrances or other security interests or charges.

3	PURCHASE PRICE
3.1

The price payable for the Purchased Assets will be US$105,000,000 (the “Purchase Price”). If the definitive agreement is an asset purchase agreement, and not a merger agreement, the Purchase Price shall be allocated among the Purchased Assets in such a manner so that the Seller shall not incur any additional tax liability as a result of the transaction being structured as an asset transaction, as opposed to a merger/stock transaction.

3.2

The Seller will discharge all secured and unsecured long term indebtedness, and the current portion of such long term indebtedness, of the Business, if any, prior to, or as part of, the closing of the transaction.

4	PAYMENT OF PURCHASE PRICE
4.1	Subject to paragraph 4.1(c) hereof, the Buyer shall tender to the Seller the following:
a)	By delivery by the Buyer to the Seller of a certified check or other good funds in the amount of US$78,750,000, representing 75% of the proposed Purchase Price.
b)	NEI’s 5.5% Convertible Subordinated Debenture (the “Debenture”), in the principal amount of $26,250,000. The Debenture shall mature two (2) years from the Closing

2

Quad County LOI – 29.12.2006 (Northern)

358865.16

Date (as hereinafter defined), unless converted by Seller, in whole or in part. Seller’s right to convert shall commence six (6) months from the Closing Date and terminate upon payment in full of the Debenture. The Debenture may be converted into shares of Buyer’s Common Stock at a conversion price (subject to adjustment for stock splits or other recapitalizations after the date hereof), equal to the greater of $1.00 per share or the Formula Price per share. Interest shall be due and payable semi-annually. The first payment shall be due and payable on the six month anniversary of the Closing Date. No prepayment penalty provision shall be included in the Debenture. At the Seller’s option, the Seller may elect to increase the amount of the Debenture to $42,000,000 (40% of the Purchase Price), with the balance due pursuant to Section 4.1(a), above, reduced by like amount, provided that the Seller shall make such election prior to May 15, 2007. NEI shall have the right to redeem the Debenture, upon 30 days’ prior written notice to the Seller, on or after March 31, 2008. The Buyer agrees to register the Common Stock issuable under the Debenture with the Securities and Exchange Commission and the States on or before the 180th day following the Closing Date. The holder(s) of the Debenture shall also have the right to convert and participate in any underwritten public offering of the Common Stock of the Buyer occurring anytime after the Closing.

For purposes hereof, (1) “Formula Price” shall mean (A) 110% of the most recent price that the Buyer raised equity pursuant to a Qualified Sale, if the amount raised was greater than $10,000,000, but less than $20,000,000; (B) 120% of the most recent price that the Buyer raised equity pursuant to a Qualified Sale, if the amount raised was greater than $20,000,000, but less than $30,000,000; (C) 125% of the most recent price that the Buyer raised equity pursuant to a Qualified Sale, if the amount raised was greater than $30,000,000, but less than $40,000,000; and (D) 130% of the most recent price that the Buyer raised equity pursuant to a Qualified Sale, if the amount raised was greater than $40,000,000. (2) “Qualified Sale” means a sale of Common Stock by the Buyer for cash during the period beginning on the date of execution of this letter and ending on the Closing Date to one or more unrelated third parties in an arm’s length transaction where the total consideration received by the Buyer is not less that $10 million.

c)

Within thirty (30) days after the Closing Date, the Purchase Price will be adjusted upwards or downwards to reflect any increase or decrease in the actual net book value of the current assets minus current liabilities (excluding current maturities of long-term debt) (the “Net Working Capital Amount”) as set forth on the closing balance sheet of the Seller as of the Closing Date, from US$0.00. For example, if the actual Net Working Capital Amount is a positive $1,000,000, the Purchase Price shall be increased by $1,000,000. Any such adjustment shall be paid within seven (7) days after the aforesaid thirty (30) day period.

4.2

Buyer may perform due diligence on the Assets immediately upon execution hereof by both parties hereto and continue until Buyer agrees that the conditions contained in Section 5 below have been satisfied or waived by Buyer. The parties hereto agree that the Proposed Acquisition shall close on or before June 30, 2007, or such other date as may be agreed to by Buyer and the Seller in the future (the “Closing Date”).

5.	CONDITIONS

3

Quad County LOI – 29.12.2006 (Northern)

358865.16

Completion of the Proposed Acquisition will be subject to a number of conditions, including but not limited to the Buyer being satisfied in its sole discretion with the results of its due diligence inquiries. The Proposed Acquisition is also subject to the satisfaction of each of the following conditions before a definitive asset purchase agreement is entered into:

a)	the approval of the Proposed Acquisition by the Board of Directors of the Buyer and NEI and the Board of Directors and members of the Seller;
b)

the Buyer obtaining financing for the Proposed Acquisition on terms and conditions satisfactory to the Buyer, in its sole discretion. The Buyers shall, within five (5) business days after execution by the Seller of this Letter of Intent, deliver to the Seller comfort letters from its bankers and/or equity investors in respect of its financing of the Proposed Acquisition;

c)	legal, financial, technical, commercial and environmental due diligence into the affairs of Seller’s business having been carried out to the Buyer’s satisfaction in its sole discretion;
d)

delivery by the Seller to the Buyer of audited accounts of the Business (prepared in accordance with GAAP and containing an unqualified auditor’s report) for its financial year ended December 31, 2006;

e)	no material adverse change occurring in the financial status of the Seller, excluding changes in the ethanol industry conditions that do not disproportionately effect the Seller;
f)

the Buyer obtaining all licences, authorisations, consents and other approvals, necessary for the Proposed Acquisition which the Buyer would have been required to obtain had the transaction been a stock transaction, to the satisfaction of the Buyer; and

g)	Buyer being satisfied that the processes and equipment in place or on order will result in the Seller’s ethanol plan producing 35 million gallons of ethanol on an annualized basis.
6.	TERMS OF THE AGREEMENT TO PURCHASE THE BUSINESS
6.1

Subject to the satisfaction of the conditions set out in Section 5, the parties will negotiate and enter into definitive agreements as may be deemed necessary to consummate the Buyer’s acquisition of the Business in the manner to be agreed by the parties hereto. All documentation memorialising the proposed transaction will be prepared by the Buyer’s counsel, with the assistance of Seller’s counsel.

6.2

The proposed acquisition of the Business will be governed by the laws of the State of Iowa with a mutually acceptable arbitration provision to resolve any disputes that may arise in the future between the parties hereto.

6.3	The acquisition of the Business by Buyer shall be subject to the approval of the United States anti-trust authorities as may be required.

4

Quad County LOI – 29.12.2006 (Northern)

358865.16

6.4	The definitive asset agreement will contain such representations, warranties and indemnities commensurate with transactions of this type.
7.	RESTRICTIVE COVENANTS

To protect the Business and its goodwill following the Proposed Acquisition, the Seller will be required to undertake not to compete with the Business and not to solicit certain employees, customers or suppliers of the Business for a period of 3 years after completion of the Proposed Acquisition.

8.	DEPOSIT
8.1

Upon the execution of this Letter of Intent, NEI shall pay the Seller a refundable on demand earnest deposit of US$250,000 (the “LOI Deposit”). The LOI Deposit shall be deposited into a mutually acceptable interest bearing account and held in trust and shall remain fully refundable to NEI until NEI tenders notice of its intent not to proceed with a definitive purchase agreement to Seller; at which time, the LOI Deposit shall be refunded to NEI within two (2) business days following NEI giving such notice.

8.2

Upon the execution of the definitive asset agreement, the Buyer/NEI shall pay the Seller an additional earnest deposit of US$500,000 (the “Definitive Agreement Deposit”). Upon payment of the Definitive Agreement Deposit by the Buyer/NEI, the LOI Deposit and the Definitive Agreement Deposit shall be non-refundable, unless the Buyer properly terminates the definitive asset agreement on or prior to June 30, 2007 due to the occurrence of the event set forth in Section 5(e) or Section 5(f) or should the Seller refuse to close on the proposed transaction pursuant to the terms set forth in the definitive asset agreement. Upon receipt of such notice from the Buyer, the Seller shall have ten (10) business days to confirm the occurrence of the event set forth in the Buyer’s notice. Upon the Seller verifying, in its reasonable judgment, that such event has occurred, the Seller shall refund the Definitive Agreement Deposit within five (5) business days. Upon the Seller properly retaining or paying NEI the Definitive Agreement Deposit, the parties shall be released from all obligations under the definitive purchase agreement subject to its obligations pursuant to the Confidentiality Agreement which shall not be released.

9.	UNDERTAKINGS BY THE SELLER
9.1

In consideration of Buyer incurring further costs and expenses in the course of investigating the Business for the purpose of assessing the Proposed Acquisition and in consideration of Buyer agreeing to the confidentiality obligations contained in the Confidentiality Agreement (as hereinafter defined), following signature of this Letter of Intent Seller undertakes:

a)

to provide Buyer and its advisers with all such information and data in its possession, custody or control relating to the business, financial affairs and prospects of the Business as Buyer may request for the purpose of carrying out its due diligence. Attached as Schedule “A” is a list of the advisers Buyer intends to utilize during its due diligence period;

b)

to provide Buyer with such authorizations as it or its counsel reasonably requires to directed to applicable governmental authorities and utilities in order to authorize the release of information pertaining to the Business;

5

Quad County LOI – 29.12.2006 (Northern)

358865.16

c)

to provide Buyer with a list of and copies of all documents relating to litigation or statutory violations, if any, which has to the knowledge of the Sellers been commenced or threatened against the Business;

d)	to provide Buyer with a list of all license agreements or other material contracts relating to the Business;
e)

to provide Buyer with a list of all employees of the Seller together with a list which identifies all compensation plans or arrangements or other employee benefit plan that are maintained or otherwise contributed to, or required to be contributed to, by the Business for the benefit of employees or former employees of the Business;

f)	to ensure that the senior management and personnel of the Business are available to answer questions and to assist Buyer and its advisers for the purpose of carrying out due diligence;
g)

that all such information and data provided to Buyer and its advisers will be accurate and complete and that Seller will update any such information and data which has become inaccurate, incomplete or misleading at any time following its delivery to Buyer or its advisers; and

h)

to provide reasonable access upon reasonable notice to the facilities of the Business to Buyer and its advisers to enable Buyer to carry out due diligence. In particular, Buyer may require on-site environmental due diligence to be undertaken by its agents.

10.	CONFIDENTIALITY
10.1

The Buyer acknowledges the terms and conditions set out in the Confidentiality Agreement between the Buyer and the Seller dated November 15, 2006 (the “Confidentiality Agreement”) and agrees to be bound by such agreement.

11.	EXCLUSIVITY
11.1

In consideration of (a) Buyer incurring further costs and expenses in the course of investigating the Business for the purpose of assessing the Proposed Acquisition and (b) Buyer agreeing to the Confidentiality Agreement, for the period ending on the earlier of (y) April 16, 2007 or (z) the date the Buyer demands the Seller to refund the LOI Deposit (the “Exclusivity Period”) neither Seller or any of its subsidiaries, employees, agents or professional advisers shall:

a)	sell or otherwise dispose of all or any part of the share capital of the Business or the whole or substantially the whole of the business and assets of the Business to any third party;
b)

initiate, engage in, continue or enter into any discussions or negotiations with any third party (other than Buyer’s professional advisers) relating to the disposal of all or any part of the share capital of the Business or the whole or substantially the whole of the business and assets of the Business;

6

Quad County LOI – 29.12.2006 (Northern)

358865.16

c)

directly or indirectly solicit or invite inquiries, proposals or offers to purchase all or any part of the share capital of the Business or the whole or substantially the whole of the business and assets of the Business from any third party; or

d)

grant to any third party access to the Confidential Information (as defined in the Confidentiality Agreement), books, accounts, records and other information relating to the Business or to the employees or premises of the Business for the purposes of evaluating the Business with a view to purchasing all or any part of the share capital of the Business or the whole or substantially the whole of the business and assets of the Business.

11.2	During the Exclusivity Period Seller undertakes to ensure that:
a)

no payments shall be made by the Business to Seller or to persons associated or connected with Seller except for those payments contractually due at current levels under employment contracts or directors’ fees and expenses;

b)	the Business shall be carried on in the ordinary and usual course so as to maintain such business as a going concern; and
c)	the Business shall not enter into any material contract outside the ordinary course of business nor assume any liability of a material amount.
11.3

If at any time during the Exclusivity Period Seller receives an unsolicited inquiry, proposal or offer to purchase all or any part of the share capital of the Business or the whole or substantially the whole of the business and assets of the Business from any third party, Seller undertakes to advise Buyer promptly of the contents of such inquiry, proposal or offer and to notify such third party (without revealing Buyer’s identity) that Seller is unable to enter into any discussions or negotiations with such third party due to Seller’s being bound by an existing exclusivity agreement.

12.	ANNOUNCEMENTS

Following signature of this Letter of Intent, unless required by law or any regulatory body, neither party shall make any public announcement about the Proposed Acquisition without the prior written consent of the other party. For purposes herein, Seller acknowledges that NEI is a public reporting company under the Securities Exchange Act of 1934, as amended, and has legal obligations to disclose to the US Securities and Exchange Commission all material events relating to NEI, including but not limited to this Letter of Intent.

13.	LEGAL EFFECT
13.1

Paragraphs 1 to 7 inclusive of this Letter of Intent are an expression of the current intentions of the parties and are not intended to be legally binding or otherwise to give rise to any enforceable rights or obligations. This Letter of Intent does not constitute an offer to purchase any assets in the Business.

13.2	Paragraphs to 8 to 16 of this Letter of Intent are legally binding and will become enforceable by the parties upon countersignature of this Letter of Intent.

7

Quad County LOI – 29.12.2006 (Northern)

358865.16

14.	COSTS

Subject to the terms of the Confidentiality Agreement, each party shall pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Letter of Intent.

15.	COUNTERPARTS

For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, a facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier machine as a defense to the enforcement of the Agreement or any amendment or other document executed in compliance with this Section.

16.	GOVERNING LAW

This Letter of Intent shall be governed by and construed in accordance with the laws of the State of Iowa.

Please confirm your acceptance of above terms and conditions by signing, dating and returning to us the attached copy of this Letter of Intent.

Yours truly,

Northern Ethanol, Inc.

s/G. Laschinger

Gord Laschinger

President & CEO

We agree with the terms and conditions set out above and we undertake to comply with the legally binding terms and conditions contained in this Letter of Intent.

QUAD COUNTY CORN PROCESSORS COOPERATIVE

Per:      s/Brian Friedrichsen

Name: Brian Friedrichsen

Title: President

Dated:   March 22, 2007

8

Quad County LOI – 29.12.2006 (Northern)

358865.16

SCHEDULE “A”

List of Advisers to the Buyer

Legal:	Davis & Company LLP
1 First Canadian Place
Suite 5600
Toronto, Ontario, Canada
M5X 1E2

Attention: Lisa L. Davies
Tel:	(416)369-5275
Email: ldavies@davis.ca

Andrew I. Telsey, P.C.
12835 E. Arapahoe Road
Tower I Penthouse #803
Englewood, CO 80112

Attention: Andrew I. Telsey
Tel (303) 768-9221
Email: aitelsey@cs.com

Financial:	WestLB AG
KPMG

Environmental: Golder & Associates

Commodity:	Parrish & Heimbecker
Eco Energy

Industry Consultant:	Charles Turner & Associates

358865.16	9